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                                                                    EXHIBIT 3(V)

                          ENVIRO-CLEAN OF AMERICA, INC.



           CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF DESIGNATION,

                           PREFERENCES AND RIGHTS OF

                 SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

                     BY RESOLUTION OF THE BOARD OF DIRECTORS



         The undersigned, Randall K. Davis and Steven Etra, President and Secretary of Enviro-Clean of America, Inc., a Nevada corporation (the "Company"), in accordance with the provisions of Section 78.1955 of the Nevada Statutes, do HEREBY CERTIFY:


         That pursuant to authority conferred upon the Board of Directors by the bylaws of the Company, said Board of Directors, acting by unanimous written consent, adopted a resolution providing for the amendments to the series of preferred stock, designated "Series A Convertible Redeemable Preferred Stock," (the "Series A Stock") which resolution is set forth as follows:


                  RESOLVED, that pursuant to the authority vested in the Board of Directors of Enviro-Clean of America, Inc., a Nevada corporation (the "Company"), by the bylaws of the Company, the Board of Directors does hereby provide for the amendments to the Certificate of Designation for the Series A Stock (the "Certificate") as follows:

                                   ARTICLE ONE

         The designation of the Series A Stock is SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK.

                                   ARTICLE TWO

         The new designation of the Series A Stock is to be SERIES A CONVERTIBLE PREFERRED STOCK.

                                  ARTICLE THREE

         The approval of the shareholders required by Section 78.1955(3) of the Private Corporations Laws of Nevada has been obtained. Such shareholders exclusively include holders of the Company's Series D Cumulative Convertible Preferred Stock and Series E Convertible Redeemable Preferred Stock, and the approval by a majority of holders of each such series has been obtained as prescribed in the certificates of designation for each such series.


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                                  ARTICLE FOUR

         Section 6 of the Certificate entitled "Redemption" is hereby deleted from the Certificate and shall have no further effect on the Series A Stock.

                                  ARTICLE FIVE

         The definition of the phrase "Conversion Price" as set forth in Section 7 is hereby amended as follows:

                           "Conversion Price" means $5.00 per share of Common Stock, subject to adjustment according to the provisions of this Certificate of Designation".





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         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Randall K. Davis, its President, and Steven Etra, its Secretary, this ____ day of _____________, 1999.


                                              ENVIRO-CLEAN OF AMERICA, INC.



                                              By: ------------------------------
                                                     Randall K. Davis, President



                                              By: ------------------------------
                                                     Steven Etra, Secretary



STATE OF                      )
        --------------        )
COUNTY OF                     )
         -------------        )

         On _____________, 1999, personally appeared before me, a Notary Public, RANDALL K. DAVIS, who acknowledged that he executed the above instrument.



                                   ---------------------------------------------
                                   NOTARY PUBLIC,
                                   IN AND FOR THE STATE OF
                                                          ----------------------



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